UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

WATERS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 1, 2010

Dear Stockholder:

On behalf of the Board of Directors of Waters Corporation (“Waters” or the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 11, 2010 at 11:00 a.m., local time.

The notice of Meeting, Proxy Statement and proxy card from Waters are enclosed. You may also read the notice of Meeting, the Proxy Statement and Annual Report on the Internet at http://www.proxydocs.com/wat.

In 2008, Waters adopted the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, lowers the costs and reduces the environmental impact of our annual meeting. On April 1, 2010, we mailed to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and vote by Internet. The Notice contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

The matters scheduled to be considered at the Meeting are (i) to elect directors to serve for the ensuing year and until their successors are elected, (ii) to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and (iii) to consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof. These matters are more fully explained in the Proxy Statement that you are encouraged to read in its entirety.

The Company’s Board of Directors values and encourages stockholder participation at the Meeting. It is important that your shares be represented, whether or not you plan to attend the Meeting. Please take a moment to vote on the Internet, by telephone, or if you receive a paper copy of the Proxy Statement and Annual Report, sign, date and return your proxy card in the envelope provided even if you plan to attend the Meeting.

We hope you will be able to attend the Meeting.

Sincerely,

Douglas A. Berthiaume
Chairman, President and
Chief Executive Officer

WATERS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Waters Corporation (“Waters” or the “Company”) will be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 11, 2010 at 11:00 a.m., local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

In accordance with the provisions of the Company’s bylaws, the Company’s Board of Directors has fixed the close of business on March 17, 2010 as the record date for the determination of the holders of common stock entitled to notice of and to vote at the Meeting.

The Proxy Statement and Annual Report and the means to vote by Internet are available at
http://www.proxydocs.com/wat.

By order of the Board of Directors

Mark T. Beaudouin
Vice President
General Counsel and Secretary

Milford, Massachusetts
April 1, 2010

ELECTRONIC DELIVERY OF WATERS STOCKHOLDER COMMUNICATIONS

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by Securities and Exchange Commission (“SEC”) rules, Waters Corporation is making this Proxy Statement and its Annual Report available to its stockholders electronically via the Internet. On April 1, 2010, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and vote by Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report electronically or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet or in person at the Meeting.

Important Notice Regarding Availability of Proxy Materials:

The Proxy Statement and Annual Report are available at http://www.proxydocs.com/wat.

Whether or not you expect to attend the Meeting in person, we urge you to vote your shares by phone, via the Internet, or, if you receive a paper copy of the Proxy Statement and Annual Report, by signing, dating, and returning the proxy card by mail at your earliest convenience. This will ensure the presence of a quorum at the Meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the Meeting if you want to do so, as your vote by proxy is revocable at your option.

VOTING

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Meeting in person. Stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail, using a paper proxy card. If you have Internet access, we encourage you to record your vote on the

Internet. It is convenient for you, and it saves the Company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Refer to your Notice, or the email you received for electronic delivery of the Proxy Statement for further instructions on voting.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL

http://www.proxypush.com/wat	866-307-0858	Mark, sign, and date the proxy card and return it in the enclosed postage-paid envelope.
24 hours a day/7 days a week	toll-free 24 hours a day/7 days a week
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Proxy Statement and Annual Report at http://www.proxydocs.com/wat.

WATERS CORPORATION
34 Maple Street
Milford, Massachusetts 01757

PROXY STATEMENT
Annual Meeting of Stockholders
May 11, 2010, 11:00 a.m.

This Proxy Statement is being furnished by the Board of Directors (the “Board”) of Waters Corporation (“Waters” or the “Company”), in connection with the Board’s solicitation of proxies (each a “Proxy” and, collectively, “Proxies”), for use at the 2010 Annual Meeting of Stockholders (the “Meeting”) to be held on May 11, 2010 at 11:00 a.m., local time, at the Company’s headquarters located at 34 Maple Street, Milford, Massachusetts 01757. Solicitation of Proxies, which is being made by the Board, may be made through officers and regular employees of the Company by telephone or by oral communications with stockholders following the original solicitation. No additional compensation will be paid to officers or regular employees for such Proxy solicitation. The Company has retained the Altman Group, Inc. to do a broker solicitation for a fee of $4,500, plus reasonable out-of-pocket expenses. Expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

VOTING MATTERS

The representation in person or by Proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share, entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if a stockholder is present in person, has voted via the Internet or by telephone, or is represented by a properly signed Proxy. Each stockholder’s vote is very important. Whether or not you plan to attend the Meeting in person, please vote over the Internet or sign and promptly return the Proxy card, which requires no additional postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

Shares represented by Proxy will be voted in accordance with your instructions. You may specify how you want your shares to be voted by voting on the Internet, by telephone, or marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying how you want your shares to be voted, your shares will be voted in favor of the proposals made by the Board, and as the individuals named as Proxy holders on the Proxy deem advisable on all other matters as may properly come before the Meeting. The Proxy will be voted at the Meeting if the signer of the Proxy was a stockholder of record on March 17, 2010 (the “Record Date”).

Any stockholder voting by Proxy has the power to revoke the Proxy prior to its exercise either by voting by ballot at the Meeting, by executing a later dated Proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company at 34 Maple Street, Milford, Massachusetts 01757 before the Meeting begins.

Representatives of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, are expected to be present at the Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

As of the Record Date, there were 92,856,780 shares of Common stock outstanding and entitled to vote at the Meeting. Each outstanding share of Common stock is entitled to one vote. This Proxy Statement and form of Proxy is first being made available to the stockholders on or about April 1, 2010. A list of the stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for ten days prior to the Meeting at the Company’s headquarters for proper purposes relating to the Meeting.

MATTERS TO BE ACTED UPON

PROPOSAL 1.	ELECTION OF DIRECTORS

Nine members of the Board (the “Directors”) are to be elected at the Meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for the nominees set forth below unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

The following information pertains to the nominees, their ages, principal occupations and other public directorships for at least the last five years, and information regarding their specific experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a Director of the Company in light of the Company’s business and structure.

Douglas A. Berthiaume, 61, has served as Chairman of the Board since February 1996 and has served as President, Chief Executive Officer and a Director of the Company since August 1994 (except from January 2002 to March 2003, during which time he did not serve as President). From 1990 to 1994, Mr. Berthiaume served as President of the Waters Chromatography Division of Millipore Corporation, the predecessor business of the Company, which was purchased in 1994. Mr. Berthiaume is the Chairman of the Children’s Hospital Trust Board, and a trustee of the Children’s Hospital Medical Center, The University of Massachusetts Amherst Foundation, and a director of Genzyme Corporation. Through more than 25 years direct work experience at Waters and its predecessor company, Millipore, and as a director of Genzyme Corporation, Mr. Berthiaume brings to the Waters Board of Directors significant experience in both the business and technical issues facing life science/biotechnology companies.

Joshua Bekenstein, 51, has served as a Director of the Company since August 1994. He is a Managing Director of Bain Capital, LLC, where he has worked since its inception in 1984. Mr. Bekenstein is a director of Bombardier Recreational Products, Inc., Toys“R“Us, Bright Horizons Family Solutions, Inc., Dollarama, Michaels Stores, Inc. and Burlington Coat Factory Warehouse Corporation. Mr. Bekenstein’s many years of experience both as a senior executive of a large investment firm and as a director of companies in various business sectors makes him highly qualified to serve on the Waters Board of Directors.

Michael J. Berendt, Ph.D., 61, has served as a Director of the Company since March 1998. Dr. Berendt is the President and Chief Executive Officer of Aegera Therapeutics Inc., a position he assumed in March 2006. From August 2004 to December 2005, Dr. Berendt served as Managing Director of Research Corporation Technologies. From November 2000 to August 2004, Dr. Berendt served as Managing Director of AEA Investors. Dr. Berendt also worked for 18 years, from 1982 to 2000, in the pharmaceutical industry where he served in a number of senior management positions including Senior Vice President of Research for the Pharmaceutical Division of Bayer Corporation, and a Group Director of Drug Discovery at Pfizer, Inc. Dr. Berendt has served as a director of Onyx Pharmaceuticals, Myriad Genetics, Inc., Catalyst Biosciences and Northstar Neuroscience. Dr. Berendt’s experience in the pharmaceutical industry both from a management and scientific perspective provides unique technical insight to the Waters Board of Directors.

Edward Conard, 53, has served as a Director of the Company since August 1994. Mr. Conard is an independent director and investor. He was a Managing Director of Bain Capital, LLC from March 1993 to December 31, 2007. Mr. Conard was previously a Director of Wasserstein Perella and Company, an investment banking firm that specializes in mergers and acquisitions, and a Vice President of Bain & Company heading up the firm’s operations practice area. Mr. Conard is a director of Unisource Worldwide, Inc., Broder Brothers and Sensata Technologies, Inc. His years of experience as a director and a managing director of two large investment firms affords the Waters Board of Directors the benefit of Mr. Conard’s considerable financial, accounting and business strategy skills.

Laurie H. Glimcher, M.D., 58, has served as a Director of the Company since January 1998. Dr. Glimcher has been Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1991. Dr. Glimcher is a director of Bristol-Myers Squibb Company. She is a Fellow of the American Academy of Arts and Sciences and a member of the National Academy of Sciences and the

Institutes of Medicine of the National Academy of Sciences. As a physician, scientist and professor, Dr. Glimcher brings a diversity of technical skills and experience to the Waters Board of Directors.

Christopher A. Kuebler, 56, has served as a Director of the Company since May 2006. Mr. Kuebler is an independent director and investor. He served as Chairman and CEO of Covance Inc., and its predecessor companies from November 1994 to December 2004. Mr. Kuebler served as Chairman of Covance Inc. during 2005. Prior to joining Covance Inc., Mr. Kuebler spent nearly 20 years in the pharmaceutical industry at Abbott Laboratories, Squibb Inc. and Monsanto Health Care. Mr. Kuebler is a director of Nektar Therapeutics. With 30 years of experience in the pharmaceutical and pharmaceutical service industries, including 10 years as Chairman and Chief Executive Officer of Covance Inc., Mr. Kuebler brings an experienced management perspective to the Waters Board of Directors.

William J. Miller, 64, has served as a Director of the Company since January 1998. Mr. Miller is an independent director and investor. From April 1996 to November 1999, Mr. Miller served as Chief Executive Officer and Chairman of the Board of Directors of Avid Corporation, where from September 1996 to January 1999 he served as President. From March 1992 to September 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation. From May 1992 to September 1995, Mr. Miller served as a member of the Board of Directors of Quantum Corporation and from September 1993 to August 1995, he served as Chairman of the Board of Directors. From 1981 to March 1992, he served in various positions at Control Data Corporation, most recently as Executive Vice President and President, Information Services. Mr. Miller served as a director of Viewsonic Corporation from January 2004 to April 2008 and Overland Storage, Inc. from June 2006 to September 2009. Mr. Miller is a director of Nvidia Corporation, a Digimarc Corporation, and Glu Mobile Inc. Mr. Miller’s extensive experience as a former chief executive officer, director, and investor brings both management and stockholder perspectives to the Waters Board of Directors.

JoAnn A. Reed, 54, has served as a Director of the Company since May 2006. Ms. Reed is a health care services consultant and was an advisor to the Chief Executive Officer of Medco Health Solutions, Inc. until April 2009. She served as Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions from 2002 to March 2008. From 1992 to 2002 she served as Senior Vice President, Finance of Medco Health Solutions. She joined Medco Containment Services, Inc. in 1988. Her prior experience includes employment with CBS, Inc., Aetna/American Re-insurance Co., Standard and Poor’s, and Unisys/Timeplex. Ms. Reed is a director of American Tower and a trustee of St. Mary’s College of Notre Dame. Ms. Reed’s extensive experience as a senior financial executive provides the Waters Board of Directors with significant accounting, finance and health care industry expertise.

Thomas P. Salice, 50, has served as a Director of the Company since July 1994. Mr. Salice has been a Managing Member of SFW Capital Partners, LLC, since January 2005. From June 1989 to December 2004 Mr. Salice served in a variety of capacities with AEA Investors, Inc. including Managing Director, President and Chief Executive Officer and most recently as Vice-Chairman from October 2002 through 2004. Mr. Salice is a Director of Mettler-Toledo International, Inc. With more than 20 years of experience in the private equity business, Mr. Salice brings to the Waters Board of Directors in-depth experience in strategic planning, finance, capital structure and mergers and acquisitions.

Required Vote and Recommendation of the Board of Directors

With respect to the election of Directors of the Company, a nominee for director shall be elected to the Board by a majority vote (i.e. the votes cast for such nominee exceed the votes cast against such nominee), except that Directors will be elected by plurality vote at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected. If an incumbent director fails to be re-elected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy. “Abstentions” and shares with respect to which a broker or representative does not vote on a particular matter because it does not have discretionary voting authority on that matter (so-called “broker non-votes”) will be counted as present for the purpose of determining whether a quorum is present but will not be treated as shares cast with respect to any nominee and therefore will not have an effect on the determination of whether a nominee has been elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE.

PROPOSAL 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2010. In accordance with a vote of the Audit Committee and as approved by the Board, this selection is being presented to the stockholders for ratification at the Meeting.

Required Vote and Recommendation of the Board of Directors

The affirmative vote of the majority of the shares present at the Meeting in person or represented by Proxy and entitled to vote on the matter is required to approve the proposal. Abstentions will be counted as present for the purpose of determining whether a quorum is present and will be treated as shares present and entitled to vote, but will not be treated as an affirmative vote in favor of the proposal and therefore will have the effect of a vote against the proposal. Ratification by stockholders is not required. If this Proposal 2 is not approved by the stockholders, the Audit Committee does not intend to change the appointment for fiscal year 2010, but will consider the stockholder vote in selecting an independent registered public accounting firm for fiscal year 2011.

Fees

The aggregate fees for the fiscal years ended December 31, 2009 and December 31, 2008 by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, were as follows:

	2009	2008

Audit Fees	$3,401,336	$3,594,505
Audit-Related Fees	38,371	61,901
Tax Related Fees
Tax Compliance	627,751	471,103
Tax Planning	335,869	229,560
Total Tax Related Fees	963,620	700,663
All Other Fees	1,500	1,500

Total	$4,404,827	$4,358,569

Audit Fees — consists of fees for the audit of the Company’s annual financial statements, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees — consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, acquisition-related services, attest services not required by statute or regulation, and accounting consultations and reviews for various matters.

Tax Related Fees — consists of fees for tax compliance and planning services. Tax compliance fees include fees for professional services related to international tax compliance and preparation. Tax planning fees consist primarily of fees related to the impact of acquisitions and restructuring on international subsidiaries.

All Other Fees — consists of fees for all other permissible services other than those reported above.

The Audit Committee pre-approved 100% of the services listed under the preceding captions “Audit Fees”, “Audit-Related Fees,” “Tax Related Fees” and “All Other Fees.” The Audit Committee’s pre-approval policies and procedures are more fully described in its report set forth in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3.	OTHER BUSINESS

The Board does not know of any other business to be presented at the Meeting. If any other matters properly come before the Meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

DIRECTORS MEETINGS AND BOARD COMMITTEES

The Board held five meetings during the year ended December 31, 2009. The Board has determined that each Director other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below. Mr. Berthiaume has certified to the New York Stock Exchange as of June 2, 2009 that he is not aware of any violation by the Company of the New York Stock Exchange’s Corporate Governance Listing Standards.

The Nominating and Corporate Governance Committee currently consists of Dr. Michael J. Berendt (Chairman), Dr. Laurie H. Glimcher, and Mr. Thomas P. Salice. The responsibilities of the Nominating and Corporate Governance Committee include the recruitment and recommendation of candidates for the Board. The Nominating and Corporate Governance Committee may, as it deems appropriate, give consideration to any candidates suggested by the stockholders of the Company. The Nominating and Corporate Governance Committee also develops and recommends to the Board the Corporate Governance Guidelines for the Company. The charter of the Nominating and Corporate Governance Committee, which sets forth all of the committee’s functions, is available at the Company’s website at http://www.waters.com under the caption Governance. Each member of the Nominating and Corporate Governance Committee is independent under the SEC rules and applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below.

The Audit Committee, which currently consists of Mr. Thomas P. Salice (Chairman), Mr. Edward Conard, Mr. William J. Miller and Ms. JoAnn A. Reed, oversees the activities of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee meets the definition of “Audit Committee” as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee recommends the engagement of the independent registered public accounting firm, and performs certain other functions pursuant to its charter, a copy of which is available at the Company’s website at http://www.waters.com under the caption “Governance”. Each member of the Audit Committee is independent under SEC rules and the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below. The board has determined that each of the four members of the Audit Committee — Messrs. Salice, Conard and Miller and Ms. Reed — is an “audit committee financial expert” within the meaning of the SEC rules and that each are independent under the SEC rules and the applicable listing standards of the NYSE.

The Compensation Committee, which currently consists of Mr. William J. Miller (Chairman), Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler and Mr. Thomas P. Salice, approves the compensation of executives of the Company, makes recommendations to the Board with respect to standards for setting compensation levels and administers the Company’s incentive plans. The Compensation Committee’s charter is available at the Company’s website at http://www.waters.com under the caption “Governance”. Each member of the Compensation

Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the Corporate Governance section below.

During fiscal year 2009, each of the Company’s Directors attended in excess of 75% of the aggregate of the meetings of the Board and the meetings of committees of the Board of which such Director was a member. During fiscal year 2009, the Compensation Committee met three times, the Audit Committee met seven times and the Nominating and Corporate Governance Committee met two times. The Company does not have a formal policy, but encourages Director attendance at annual stockholder meetings. All Directors attended the 2009 annual meeting of stockholders.

CORPORATE GOVERNANCE

Annual Evaluation

During 2009, the Nominating and Corporate Governance Committee of the Board conducted its annual comprehensive evaluation of the Board and each of its committees. The evaluation, in the form of a questionnaire, was circulated to all members of the Board and the committees in November 2009. The Company’s General Counsel received all of the questionnaires, compiled the results and circulated them to the Board and each committee for discussion and analysis in January-March 2010. It is the intention of the Nominating and Corporate Governance Committee to continue to engage in this process annually.

Related Party Transactions Policy

During 2007 the Board adopted a Related Party Transactions Policy, which covers “Interested Transactions” between a “Related Party” or parties and the Company. An Interested Transaction is a transaction or arrangement in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and in which the Company and/or any Related Party may have an interest. A Related Party includes an executive officer, director or nominee for election as a director of the Company, any holder of more than a 5% beneficial interest in the Company, any immediate family member of any of the foregoing or any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person or persons collectively have a 10% or greater beneficial ownership interest.

Pursuant to the policy, the General Counsel has the responsibility for identifying potential Interested Transactions and determining whether a proposed transaction or relationship is an Interested Transaction and accordingly, reportable to the Nominating and Corporate Governance Committee for consideration at its next regularly scheduled meeting. The Nominating and Corporate Governance Committee will review the material facts of all such Interested Transactions and report its recommendations to the Board which will either approve or disapprove the Interested Transaction.

The Nominating and Corporate Governance Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified (as applicable) by the Board under the terms of the policy. These are: (a) the employment and compensation arrangements of executive officers required to be reported in the Company’s proxy statement; (b) Director compensation required to be reported in the Company’s proxy statement; (c) ordinary course charitable contributions periodically reviewed by the Compensation Committee of the Board; and (d) ordinary course business transactions conducted on an “arm’s length” basis with each of Genzyme Corporation (of which Mr. Berthiaume is a director) and Bristol-Myers Squibb Corporation (of which Dr. Glimcher is a director).

Equity Ownership Guidelines

Increasingly, stockholders of public companies are focusing on the amount of equity ownership by directors and officers of the companies in which they invest. In order to more closely align the interests of the Company’s stockholders with those of management, the Company has minimum stock ownership guidelines for Directors and the Company’s executive officers. These guidelines provide for the accumulation by the Chief Executive Officer of Common stock equal to five times his base salary over a three year period, which requirement also applies to any successor to the Chief Executive Officer. Additionally, members of the Company’s Executive Committee, Messrs. Caputo, Ornell, Beaudouin and Ms. Rae, are each required to accumulate Common stock equal to two times their base salary over a five year period.

If, after the initial three or five year period of accumulation, as the case may be, any such executive officer shall become non-compliant with the guidelines, he or she shall have a period of twelve (12) months to again come into compliance with the guidelines. If, after such twelve month period, any such executive officer remains non-compliant, then, with respect to any subsequent exercise of a stock option by such executive officer, fifty percent (50%) of such executive’s net after tax profit from such exercise shall be retained in shares of Common stock until compliance with the guidelines is achieved. Exceptions to these equity ownership guidelines may be considered by the Nominating and Corporate Governance Committee with respect to individual financial situations of current or future executives covered by the guidelines. For purposes of the accumulation of shares of Common stock to comply with these guidelines, in addition to any direct ownership of shares of Common stock by an executive officer or director, any shares of restricted stock and vested “in the money” stock options, which either were or will be granted by the Company to such executives or to members of the Board, shall apply toward the satisfaction of the guidelines. Pursuant to the guidelines, members of the Board are required to accumulate a minimum of 5,000 shares of common stock of the Company over a five year period. The ownership guidelines have been met by all board members and the named executive officers (as defined below).

Board Leadership Structure

As stated in the Company’s Corporate Governance guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer, but instead makes a particular determination in the context of selecting a chief executive officer. Douglas A. Berthiaume has served as both Chairman of the Board and Chief Executive Officer since 1996.

Since 2004, Thomas P. Salice, an independent director, has served as the Board’s “lead director”. In that capacity, he presides over executive sessions of the non-management Directors of the Board and provides a focal point for and facilitates communication among non-management Directors, Company management and Company stockholders.

The Board believes that, during the tenure of Mr. Berthiaume, combining the offices of Chairman of the Board and Chief Executive Officer has served the Company well, fostering strong and consistent leadership. The lead independent director’s responsibilities increased in 2004 facilitating an appropriate balance between such leadership and independent and effective oversight of the Company’s affairs.

Majority Voting

In 2006, following a review of public company trends and corporate governance practices, the Nominating and Corporate Governance Committee recommended and the Board approved majority voting for Directors and the by-laws of the Company were appropriately amended. The description of the Company’s majority voting provisions can be found under “Proposal 1. Election of Directors” herein.

Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics for employees, executive officers and Directors and a “whistleblower” policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on the Company’s website at http://www.waters.com under the caption “Governance” and copies may be obtained, without charge, upon written request to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

Board Candidates

With respect to potential candidates to serve on the Board, the Nominating and Corporate Governance Committee considers suggestions from a variety of sources, including stockholders. Any nominations of candidates, together with appropriate biographical information, should be submitted in accordance with the company’s by-laws to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

The Nominating and Corporate Governance Committee believes that candidates for service as a Director of the Company should meet certain minimum qualifications. In selecting Directors, the Board seeks individuals who are highly accomplished in their respective fields, with superior educational and professional credentials. Candidates should satisfy the Company’s independence criteria, which are part of its Corporate Governance Guidelines and summarized below and the applicable listing standards of the New York Stock Exchange. In assessing candidates for director, the Nominating and Corporate Governance Committee will consider their skills, experience and diversity in the context of the overall composition of the Board.

The Company has a process for identifying and selecting candidates for Board membership. Initially, the Chairman/CEO, the Nominating and Corporate Governance Committee or other Board members identify a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board. A search is then undertaken by the Nominating and Corporate Governance Committee, working with recommendations and input from Board members, members of senior management, professional contacts, external advisors, nominations by stockholders and/or the retention of a professional search firm, if necessary. An initial slate of candidates is identified that will satisfy the criteria for Board membership and is presented to the Nominating and Corporate Governance Committee for review. Upon review by the Nominating and Corporate Governance Committee, a series of interviews of one or more candidates is conducted by the Chairman/CEO and at least one member of the Nominating and Corporate Governance Committee. During this process, the full Board is informally apprised of the status of the search and its input is solicited.

Upon identification of a final candidate, the entire Nominating and Corporate Governance Committee will meet to consider the credentials of the candidate and thereafter, if approved, will submit the candidate for approval by the full Board.

As noted above, the Nominating and Corporate Governance Committee, in assessing candidates for director, considers their skills, experience and diversity in the context of the Board’s overall composition. The Company does not, however, have a specific policy with respect to the consideration of diversity in identifying director nominees.

Board/Director Independence

The Company’s Corporate Governance Guidelines also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will not be considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of the Company;

•	a current partner or employee of an internal or external auditor of the Company or a partner or employee of an internal or external auditor of the Company who personally worked on the Company’s audit;

•	an executive officer of a public company that has been on the compensation committee of its board an executive officer of the Company;

•	a paid advisor or consultant to the Company receiving in excess of $100,000 per year in direct compensation from the Company (other than fees for service as a director) within the past three years or has an immediate family member who has been a paid advisor or consultant to the Company; and

•	an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will not be considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she has an immediate family member who is a current employee of an internal or external auditor of the Company who participates in such firm’s audit, assurance or tax compliance practice.

The Board has determined that each Director, other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange.

Stockholder and Board Communications

With respect to communications with the Board on general matters, stockholders and interested parties may communicate directly with the lead director or with the non-management Directors as a group by writing to Waters Corporation, c/o Secretary, 34 Maple Street, Milford, Massachusetts 01757. Any such communication should include the name and return address of the stockholder, the specific Director or Directors to whom the contact is addressed and the nature or subject matter of the contact. All communication will be sent directly to the appropriate Board member.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

During 2009, the Audit Committee of the Board, in conjunction with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, focused on the following items:

1.	Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of Company internal controls;

2.	The appropriateness of Company financial reporting and accounting processes;

3.	The independence and performance of the Company’s independent registered public accounting firm;

4.	Company compliance with laws and regulations; and

5.	Review of the Company’s independent registered public accounting firm’s quality control procedures.

The Company retains Ernst &Young LLP to assist in elements of continuing compliance with Section 404 of the Act. The Company’s compliance with Section 404 of the Act is managed primarily by the Company’s Vice President, Audit & Risk Management in conjunction with the Company’s Chief Financial Officer and its Vice President, Corporate Controller. During 2009, the Audit Committee received regular and detailed briefings from the Company’s Vice President, Audit & Risk Management and PricewaterhouseCoopers LLP regarding the Company’s compliance with Section 404 of the Act. On February 22, 2010, the Company’s Vice President, Audit & Risk Management and PricewaterhouseCoopers LLP reported to the Audit Committee that no material weaknesses had been identified in the Company’s internal controls over financial reporting as of December 31, 2009.

The Board has adopted a written charter setting out more specifically the functions that the Audit Committee is to perform. The charter is reviewed on an annual basis by the Committee and the Committee is advised as to any corporate governance developments which may warrant charter amendments. No such charter amendments were made in 2009. The charter is available at the Company’s website at http://www.waters.com under the caption “Governance”. A discussion of the Audit Committee’s role in risk oversight can be found under the heading “Risk Oversight and Compensation Matters — Board’s Role in Risk oversight” below.

As stated in its charter, the Audit Committee is tasked with, among other things, reviewing with Management the Company’s guidelines and policies with respect to its approach to risk assessment and risk management. In addition, major financial risk exposures and means of monitoring and controlling these exposures, is to be discussed with management.

The Audit Committee held seven meetings during the fiscal year ended December 31, 2009. The Committee reviewed on a quarterly basis, with members of the Company’s management team, the Company’s quarterly and annual financial results prior to the release of earnings and the filing of the Company’s quarterly and annual financial statements with the SEC. The Board has determined that each of the four current members of the Audit Committee — Mr. Salice (Chairman), Mr. Conard, Mr. Miller and Ms. Reed — is an “audit committee financial expert” as defined under applicable rules and regulations of the SEC and has “accounting or related financial management expertise” within the meaning of the New York Stock Exchange rules. Company management has primary responsibility for the financial statements and reporting processes. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, audits the annual financial statements and is responsible for expressing an opinion on their conformity with generally accepted accounting principles.

The Audit Committee has adopted the following guidelines regarding the engagement of PricewaterhouseCoopers LLP to perform non-audit services for the Company:

Company management will submit to the Audit Committee for approval a list of non-audit services that it recommends the Committee engage its independent registered public accounting firm to provide from time to time during the fiscal year and an estimated amount of fees associated with such services. Company management and the

Company’s independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee will, in its discretion, either approve or disapprove both the list of permissible non-audit services and the estimated fees for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the Company’s independent registered public accounting firm pursuant to this pre-approval process and the actual expenditure of fees associated therewith as well as new non-audit services being requested for approval.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman will report action taken to the Audit Committee at the next Audit Committee meeting.

PricewaterhouseCoopers LLP and the Company ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee.

The Audit Committee hereby reports for the fiscal year ended December 31, 2009 that:

1.	It has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2009 with Company management;

2.	It has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statement on Auditing Standards, AU § 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in rule 3200T;

3.	It has received from PricewaterhouseCoopers LLP written disclosures and a letter required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence;

4.	It has considered whether, and determined that, the provision of non-audit services to the Company by PricewaterhouseCoopers LLP as set forth below, was compatible with maintaining auditor independence; and

5.	It has reviewed and discussed with PricewaterhouseCoopers LLP its internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years.

Based on the items reported above, on February 22, 2010, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC. The recommendation was accepted by the Board on the same date.

Mr. Thomas P. Salice	Mr. Edward Conard	Mr. William J. Miller	Ms. JoAnn A. Reed

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler, Mr. William J. Miller (Chairman), and Mr. Thomas P. Salice. During fiscal year 2009, no member of the Compensation Committee was an officer or employee of the Company or served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of the Waters Board of Directors or its Compensation Committee and no executive of the Company served on the Compensation Committee or Board of Directors of any entity that has one or more executive officers serving on the Waters Board of Directors or Compensation Committee.

RISK OVERSIGHT AND COMPENSATION MATTERS

Board’s Role in Risk Oversight

Included in the Company’s Annual Report for the year ended December 31, 2009 are the risk factors affecting the Company which are periodically reviewed by the Board and the Audit Committee and updated or expanded as warranted. Additionally, the Company has an Enterprise Risk Management program under the direction of the Assistant Treasurer and the Vice President, Audit & Risk Management. This program seeks to identify, assess, monitor and report on risks affecting the Company’s business and operations on an ongoing basis. Management of the Company actively participates in this program and briefs the Audit Committee on the risks affecting the Company and efforts undertaken to mitigate them.

Compensation Related Risk

During 2009, the Compensation Committee undertook an assessment of the Management Incentive Plan. The Compensation Committee focused on several key areas including plan measures and their alignment with Waters’ compensation philosophy and business strategy, the target setting process and pay opportunity. This provided a process to consider whether the current program, practices and procedures provide an appropriate balance between prudent business risk and resulting compensation. The Company does not believe that there are any compensation related risks that would have a material adverse effect on the company.

In March 2010, the Board adopted a Recoupment Policy for Management Incentive Plan awards in the event an executive officer engages in willful misconduct that results in a misstatement of financial results. In addition, the Compensation Committee has approved stock ownership guidelines for the named executive officers to further align the executive’s interest with that of the stockholders over the long term.

Role of the Compensation Consultant

The Compensation Committee has engaged the services of Pearl Meyer & Partners as its outside independent compensation consultant during fiscal year 2009. Pearl Meyer & Partners participates in Compensation Committee meetings and executive sessions and advises the Compensation Committee on a range of executive and director compensation matters including plan design, competitive market assessments, trends, best practices and technical and regulatory developments. Pearl Meyer & Partners provides services to the Compensation Committee related only to executive and director compensation, including defining peer groups, comparing executive and director compensation arrangements to the peer groups, and providing market data and advice regarding executive and director compensation plans. The Compensation Committee has the authority to engage and terminate such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities.

Role of Management in Executive Compensation

The Compensation Committee approves all compensation decisions for the named executive officers. In discharging its responsibility with regard to the compensation of the Company’s CEO and other named executive officers, the Compensation Committee utilizes Pearl Meyer & Partners as its outside compensation consultant. The Vice President of Human Resources also provides the Compensation Committee with information and analysis on the Company’s executive compensation programs as requested. Mr. Berthiaume provides the Compensation Committee with his assessment of the performance of the Company and the other named executive officers, and makes recommendations for the compensation of the other named executive officers. The Compensation Committee makes all decisions with respect to the compensation of the CEO and the other named executive officers. No named executive officer makes any decision on any element of his/her own compensation.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis discusses the compensation programs for our named executive officers which are comprised of those persons who served as (i) our principal executive officer during the year ended December 31, 2009, (ii) our principal financial officer during the year ended December 31, 2009 and (iii) our other three most highly compensated executive officers for the year ended December 31, 2009. For the fiscal year 2009, the named executive officers are Douglas A. Berthiaume, Chairman, President and Chief Executive Officer (“CEO”), Arthur G. Caputo, Executive Vice President and President, Waters Division, John A. Ornell, Vice President Finance and Administration and Chief Financial Officer, Mark T. Beaudouin, Vice President, General Counsel and Secretary and Elizabeth B. Rae, Vice President Human Resources. The compensation programs described below apply in many cases to larger groups of the Company’s employees other than the five executive officers.

Philosophy and Objectives of Waters Executive Compensation Program

It is the philosophy of the Board’s Compensation Committee that the Waters executive compensation program be both performance and market-based, and that a significant portion of compensation should be allocated to short and long-term variable performance-based compensation instruments. The objectives of the Company’s executive compensation program are aligned with the Compensation Committee’s philosophy and are as follows:

•	To focus senior management on achieving financial and operating objectives which provide long-term stockholder value;

•	To align the interests of senior management with the Company’s stockholders; and

•	To attract and retain senior executive talent.

The compensation program is designed to motivate and reward executives for sustained high levels of achievement of the Company’s financial and operating objectives. It is the Company’s general intent to provide base salaries that are less than the market median for similarly situated executives in comparable firms, and to provide annual incentive target awards that are at or slightly above the market median. In aggregate, these two components, less than median base salaries and at or slightly greater than median incentives, provide a target total cash compensation opportunity that approximates the median of the market for achieving target performance goals. Actual base salaries may vary from this generally targeted position based on the performance, tenure, experience and contributions of the individual. Actual incentives will vary with the performance of the Company. Actual total cash can be less than or greater than the median of the market, based on these factors. We believe that the structure of our total cash compensation effectively aligns executives’ interests with stockholders interests by placing emphasis on the achievement of annual financial and operating objectives.

Sustained high levels of annual achievement of diluted earnings per share (“E.P.S.”) growth goals drive long-term stockholder value and the Company’s compensation program is designed to reward the creation of stockholder value through the annual Management Incentive Plan and the use of non-qualified stock options (“NSOs”). E.P.S. growth goals have been the primary metric for executives in the Management Incentive Plan for fifteen years. Consistent use of this measure promotes executive team alignment, focuses the executive team on operational efficiencies and profitability and provides a long-term perspective among executives. These E.P.S. growth targets are based on E.P.S. reported in accordance with generally accepted accounting principles (“GAAP”) and may be adjusted to exclude certain charges and credits, net of tax, including but not limited to purchased intangibles amortization and acquisition related costs, restructuring, litigation, lease termination costs, asset and equity investment impairments, out-of-period errors and other items considered unusual or one-time. The Compensation Committee reviews and approves the annual adjusted E.P.S. (“non-GAAP E.P.S.”) for purposes of measuring E.P.S. growth goal achievement. The Company considers these items non-operational transactions and not directly related to ongoing operations and therefore utilizes non-GAAP E.P.S. goals as the metric for the named executive officers in the annual Management Incentive Plan.

Stock options align executive compensation with stockholder interests because options provide value to the executive only if the Company’s stock price increases over time. The value of Waters’ stock option grants enhance the competitive position of the executive’s total direct compensation (base salary, annual bonus and stock options) and further increases the orientation of total compensation toward performance-based instruments. Additionally, Waters’ stock options which vest over a five year period and have a ten year term are designed to meet our objective to retain executives. The Compensation Committee reviews competitive market data in determining the value of executive stock option grants. Consistent with this performance-oriented compensation philosophy, performance-based compensation instruments comprise a substantial portion of the total compensation (including benefits) for each of the named executive officers as outlined in the Summary Compensation Table below.

Role of the Compensation Committee

In determining the overall structure of the compensation elements, the Compensation Committee reviews the competitive market and compensation practice data as provided by Pearl Meyer & Partners and as described in the section titled “Data used to make Compensation Determinations”. The Compensation Committee also reviews the executive’s compensation package in total to ensure that the total compensation package emphasizes performance-based compensation elements and is designed to meet the overall objectives of the executive compensation program.

The Compensation Committee considers a range of factors in determining the amount of each compensation element for each executive officer. The range of factors includes Company performance, individual performance and experience, competitive compensation levels, the competitive markets, scope of responsibility and an individual’s potential for making future contributions to the Company.

The Committee also considers risk in its review of executive compensation and believes that the Company has implemented several policies and practices to mitigate the risk that might arise from an orientation to performance-based incentive compensation such as Stock Ownership Guidelines, a Recoupment Policy, the use of an independent compensation consultant and periodic reviews of the performance-based compensation elements utilized in our executive compensation program.

Summary of Key Executive Compensation Actions in 2009

The following is a summary of the key developments relating to compensation in 2009 for our named executive officers. These key developments are discussed in further detail in the appropriate sections of this Compensation Discussion and Analysis:

•	Base salaries were not increased for 2009. Salary increases were approved for 2010 consistent with the factors described under the heading “Base Salary” and the philosophy of maintaining base salaries at or below the market median.

•	There were no payouts for 2009 under the Company’s Management Incentive Plan for named executive officers. Consistent with prior years, the Company maintained the plan performance target of 15% non-GAAP E.P.S. growth for 2009. During 2009, Pearl Meyer & Partners conducted a study of the Management Incentive Plan and found that consistent achievement of 15% non-GAAP E.P.S. growth was a challenging metric when compared to a group of peer companies. For 2010, the performance measure under the Management Incentive Plan will continue to be non-GAAP E.P.S. growth and the performance target for 2010 will remain at 15%. Additional narrative on the Management Incentive Plan, as well as the study by Pearl Meyer & Partners is under the heading “Annual Incentive”.

•	Stock options were granted on December 9, 2009 to Messrs. Caputo, Ornell, Beaudouin and Ms. Rae. Although the Compensation Committee intended to grant stock options to Mr. Berthiaume, he declined as he has in the prior five years to be considered for an option grant. Additional details regarding the grants to named executive officers is under the heading “Long-Term Performance-Based Awards”.

•	In March, 2010, the Compensation Committee recommended and the Board of Directors adopted a Recoupment Policy for incentive awards paid to executive officers under the Management Incentive Plan. A full description of the policy is under the heading “Recoupment Policy”.

Elements of Executive Compensation

There are three key elements of Waters’ executive compensation program: base salary, annual incentive bonus, and long-term performance-based awards. Each element of executive compensation addresses specific objectives of the program and together they meet the overall objectives of the Waters executive compensation program. The mix of short-term cash incentives and long-term equity incentives focuses executives on achievement of annual financial and operating objectives that drive long-term stockholder value. In addition, the Compensation Committee reviews the combined total of all compensation elements, or total direct compensation, in order to appropriately position total direct compensation relative to both the marketplace and the Company’s objectives. Although the amount of each element of compensation for each named executive officer differs based on position-specific market data, the criticality of the executive position to the business and the executive’s level of contribution, competitive compensation for their respective positions and other individual factors, the overall structure and compensation elements utilized are consistent for the CEO and all other named executive officers.

Compensation Element	Objective

Base Salary	To attract and retain senior executives and other key employees.
Annual Incentive	To motivate executive officers, senior executives and other key employees to achieve annual non-GAAP E.P.S. growth and operating targets established at the beginning of the fiscal year.
Long-Term Performance Based Awards	To motivate senior executives and other key employees to contribute to the Company’s long-term growth of stockholder value and to align compensation with the growth in Waters stock price. Long-Term Performance Based Awards are also designed to retain senior executives and key employees.

Base Salary

The base salaries for the named executive officers are reviewed annually by the Compensation Committee. Individual salaries are based upon a combination of factors including past individual performance and experience, Company performance, scope of responsibility, competitive salary levels and an individual’s potential for making contributions to future Company performance. The Compensation Committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

At the end of fiscal year 2008, the Compensation Committee considered the factors listed above, the economic conditions at the end of fiscal 2008 and the projections for Company performance in 2009 and decided not to increase the named executive officers’ base salaries for fiscal year 2009.

At the end of fiscal year 2009, the Compensation Committee reviewed the Company’s performance during the challenging economic year of 2009 and the combination of factors including past individual performance and experience, scope of responsibility, competitive salary levels and an individual’s potential for making contributions to future Company performance in determining salaries for 2010. The Pearl Meyer & Partners Competitive Market Assessment indicated that on average the base salaries for the named executive officers were at the 35th percentile of the competitive market for their respective positions. In December 2009, the Compensation Committee approved base salary increases for executive officers for fiscal year 2010 that ranged between 3% and 5%. Pearl Meyer & Partners provided the Compensation Committee with a recommendation indicating that a 3% salary increase was consistent with the current average market increase for executives. A 5% salary increase was approved for two named executive officers whose base salaries were below the 35th percentile of the competitive market for their respective positions. The 2010 base salaries of the named executive officers remain at or below the market median for their respective positions which is consistent with Waters’ philosophy to emphasize performance-based pay.

Annual Incentive

The Management Incentive Plan is the annual incentive plan for executive officers, senior executives, and other key employees of the Company. The Compensation Committee establishes performance targets at the beginning of each fiscal year for executive officers. Executive officers then establish performance targets for the remaining participants. Achievement of 100% of the performance target is required for an incentive payout equal to 100% of the incentive plan target. The 2009 target payouts for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were, as a percentage of base salary, 100%, 90%, 75%, 60% and 40%, respectively. Mr. Ornell’s target bonus as a percent of salary was increased from 60% in 2008 to 75% in 2009 in order to appropriately position Mr. Ornell’s target total cash compensation relative to the market and the Company’s executive compensation philosophy. The 2010 target payouts for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae are, as a percentage of base salary, 110%, 100%, 85%, 70% and 50%, respectively. The threshold payouts are 25% of the target payout for each executive officer, and are payable upon achievement of threshold performance. Performance below the threshold level results in no payout. The maximum payout under the plan is 3.75 times the target for Mr. Berthiaume and 3.5 times the target for Messrs. Caputo, Ornell, Beaudouin and Ms. Rae to a maximum payout amount of $5,000,000 which was established to comply with the maximum payout requirements of Section 162(m) of the Internal Revenue Code.

The Compensation Committee has consistently established Management Incentive Plan targets for the named executive officers and other key employees based on 15% non-GAAP E.P.S. growth over the prior year. The Management Incentive Plan is designed to provide increasing levels of bonus payout to the named executive officers consistent with increasing levels of non-GAAP E.P.S. growth. The Compensation Committee evaluates the results of the Company’s performance against previously established targets in order to determine the individual bonuses for the named executive officers under the Management Incentive Plan.

For the 2009 fiscal year, the Compensation Committee again established a 15% non-GAAP E.P.S. growth target over 2008. In addition, the Compensation Committee established a minimum threshold operating income performance requirement. In fiscal year 2009, the Company did not achieve the threshold operating income requirement or the threshold non-GAAP E.P.S. growth of 7%. Non-GAAP E.P.S. for 2009 was $3.45 which represents 5% growth over 2008 non-GAAP E.P.S. of $3.30. Non-GAAP E.P.S. for 2009 excluded purchased intangible amortization and acquisition related costs, restructuring charges and lease termination related costs. Non-GAAP E.P.S. for 2008 excluded purchased intangible amortization, restructuring charges, a litigation provision, and an out-of-period correction associated with software capitalization and amortization. The Company’s performance in 2009 did not result in payouts for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae, respectively, under the Management Incentive Plan for fiscal year 2009. In the five years prior to 2009, the Company has achieved non-GAAP E.P.S. growth that has ranged from 10% to 26%.

During 2009, the Company reviewed the Management Incentive Plan with Pearl Meyer & Partners. The objectives of this review were to consider the Management Incentive Plan for alignment with Waters’ compensation philosophy and emphasis on pay for performance and to review the performance measures utilized under the Management Incentive Plan to ensure these measures provided the best ongoing assessment of strategy execution and the creation of stockholder value. Results of the review indicated that the Management Incentive Plan and the use of non-GAAP earnings growth as a metric continue to meet the goals of aligning pay with performance and holding executives accountable for strong financial and operating performance targets. The review also found that consistent achievement of 15% annual non-GAAP earnings growth was a challenging metric. A review of ten years of non-GAAP earnings growth for a group of peer companies indicated that 15% non-GAAP E.P.S. growth was achieved approximately 50% of the time. This study also found that actual executive payouts under the Company’s Management Incentive Plan were aligned with both Company performance versus the peer group and total stockholder return. For fiscal year 2010, the Compensation Committee has again established a 15% non-GAAP E.P.S. growth target and a minimum operating income threshold measure.

Long-Term Performance-Based Awards

The Compensation Committee considers and grants stock options to the named executive officers and other senior executives to align the interests of these executives with those of Waters’ stockholders. We believe that stock options provide strong alignment between stockholders and these executives because the value of a stock option to an executive is directly related to the stock price appreciation delivered to stockholders over time. Conversely, poor stock price performance provides no stock option value to the executive.

In 2005, the Compensation Committee reviewed and evaluated in detail various long-term incentive instruments with Pearl Meyer & Partners. Based on this analysis, the Compensation Committee determined that NSO’s most effectively meet Waters’ objectives for using performance oriented equity instruments for the named executive officers and other senior executives. Below the senior executive level, the Company’s primary objective for long-term equity compensation is the retention of key talent. Relying in part on advice from Pearl Meyer & Partners, the Compensation Committee also determined that restricted stock units (“RSU’s”) were the most effective long-term incentive instrument to meet its objective of retention for employees below the senior executive level. Waters continues to emphasize performance-based long-term incentive instruments for the named executive officers and other senior executives and has chosen not to employ RSU’s for its named executive officers and other senior executives to date.

The Compensation Committee considered the operational and financial performance of the Company during fiscal year 2009, individual performance and competitive market data in determining NSO grants for the named executive officers. In addition to these factors, the Compensation Committee also considers dilution, share usage and Financial Accounting Standard Board Accounting Standard Codification Topic 718 Compensation — Stock Compensation (“FASB ASC Topic 718”) expense in determining the number of options to grant to the named executive officers. These factors were considered collectively without a specific weighting assigned to any one factor. The Compensation Committee also believes that it is important to provide meaningful reward and recognition opportunities to the named executive officers irrespective of the potential gains they may realize from prior long-term performance based awards.

It was the intention of the Compensation Committee to grant 125,000 NSO’s to Mr. Berthiaume in 2009. As in the prior five years, Mr. Berthiaume declined to be considered for an option grant in 2009. The Compensation Committee expects to consider Mr. Berthiaume for future stock option grants.

The NSO’s for Messrs Caputo, Ornell, Beaudouin and Ms. Rae were granted under the Waters Corporation 2003 Equity Incentive Plan based on the closing price of the Waters’ common stock on the grant date, December 9, 2009. The FASB ASC Topic 718 value of the 2009 option grants for Messrs. Caputo and Beaudouin and Ms. Rae were approximately 8% lower than in 2008. Mr. Ornell’s option grant was increased from 40,000 shares to 50,000 shares which represents a 15% increase in the FASB ASC Topic 718 value over his grant in 2008 and was increased to appropriately position his long term incentive award relative to the market competitive range for his position. All option grants will vest at 20% per year for five years, and have a ten-year term. The five-year vesting schedule supports both the long-term focus of this element of compensation and Waters’ objective to retain senior executives.

Perquisites and Benefits

The Company does not offer any perquisites for the exclusive benefit of executive officers.

The named executive officers are eligible to participate in compensation and benefit plans that are generally offered to other employees, such as the Waters Employee Investment Plan (the “401(k) Plan”), the Employee Stock Purchase Plan, health and insurance plans. They are also eligible to participate in the Waters 401(k) Restoration Plan (the “401(k) Restoration Plan”) that is available to all employees who meet certain minimum earnings eligibility criteria. The Waters 401(k) Restoration Plan and the Waters Retirement Restoration Plan are designed to restore the benefits, matching contributions and compensation deferral that are limited by Internal Revenue Service benefit and compensation maximums. Effective December 31, 2007, future pay credit accruals to the Retirement Restoration Plan on behalf of senior executives were discontinued and no further pay credit accruals will be made on or after January 1, 2008. These plans are described more fully in the narrative that accompanies the Pension Benefits table and the Non-Qualified Deferred Compensation table in this Proxy Statement.

Change in Control/Severance Agreements

Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae are each party to an Executive Change of Control/Severance Agreement, which is described in detail in the Payments Upon Termination or Change of Control section of this Proxy Statement.

The Company provides Change in Control/Severance Agreements for named executive officers if they are terminated or leave for good reason prior to or following a change in control to ensure continuity of executive management in the event of a change in control of the Company, and to provide transition income for executives so that executives can evaluate a potential change in control in the best interests of the Company and stockholders. In addition, under the terms and conditions of the named executive officers’ stock option agreements issued under the 1996 Long Term Performance Incentive Plan and the 2003 Equity Incentive Plan, in the event of a change in control, all of their outstanding and unvested stock options will fully accelerate and become fully exercisable. The terms of these agreements are more fully described in the Payments Upon Termination or Change of Control section herein.

Stock Ownership Guidelines

The importance of ownership in Waters’ stock by its named executive officers is emphasized through ownership guidelines that require the CEO to acquire and retain common stock equal to five times his base salary over a three-year period. The named executive officers are required to acquire and retain common stock equal to two times their base salary over a five-year period. If a named executive officer does not achieve his or her ownership guideline within the three or five year periods, respectively, a disposition guideline will be applied. The disposition guideline requires that, upon subsequent exercise of a stock option, 50% of the named executive officer’s net after tax profit from such exercise be retained in shares of Waters common stock until the stock ownership guideline is achieved. A named executive officer who achieves the ownership guideline and subsequently falls out of compliance will have 12 months to again achieve compliance before the disposition guideline on stock option exercises is applied. These guidelines were originally approved in February, 2004. The guidelines were amended in 2009 to include the stock option exercise disposition guideline and the inclusion of vested “in-the-money” stock options for the purpose of accumulating shares to comply with the stock ownership guidelines. The ownership guidelines have been met by all named executive officers, Mr. Berthiaume, Mr. Caputo, Mr. Ornell, Mr. Beaudouin and Ms. Rae.

Recoupment Policy

In March 2010, the Compensation Committee recommended and the Board of Directors adopted a Recoupment Policy for incentive awards paid to executive officers under the Company’s Management Incentive Plan. Under this policy, if an executive officer engaged in misconduct that resulted in a restatement of financial results, the Compensation Committee, if it determined appropriate and subject to applicable laws, could seek reimbursement of the portion of Management Incentive Plan awards impacted by the event.

Stock Option Grant Practices

It has been the consistent practice of the Compensation Committee to grant stock options to senior executives annually at the Compensation Committee’s December meeting. Grant prices are established based on the closing price of the common stock on the date of grant.

Tax and Accounting Implications

Waters considers all of the tax and accounting aspects of the compensation instruments utilized by the Company in determining the most efficient method to use in delivering executive compensation. This includes, but is not limited to, Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as performance-based. The Compensation Committee believes that payments under the Management Incentive Plan and equity grants under the 2003 Equity Incentive Plan qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code. It is the Company’s intent to qualify plans for full deductibility to the extent that it is consistent with the Company’s overall compensation objectives.

Data used to make Compensation Determinations

Competitive Market Assessment

Competitive market data is an important component in determining the amount of compensation for each element for each named executive officer. The Compensation Committee utilizes its outside consultant, Pearl Meyer & Partners, to provide advice on the structure of executive compensation as well as competitive data on base salary, total cash compensation, and long-term incentives. In addition, the Compensation Committee reviews the total compensation package for each named executive officer from the perspective of total direct compensation, which includes base salary, actual bonus and the value of the long-term incentive grant.

Pearl Meyer & Partners and the Compensation Committee utilize multiple sources to review the competitive marketplace for each named executive officer. Sources include surveys such as the Hewitt Executive Compensation Survey and the CHiPS Executive and Senior Management Total Compensation Survey, as well as a core Industry Peer Group of 14 publicly traded firms within the life sciences and analytical instrument industry with generally similar revenues and market capitalization as Waters. The median revenue for the peer group for the four quarters ending September 30, 2009 was $2,078,000,000 and the median market capitalization as of October, 2009 was $4,101,000,000.

2009 Industry Peer Group Companies:

Agilent	Millipore
Beckman Coulter	Pall
Bio-Rad Laboratories	Perkin Elmer
Bruker	Roper Industries
Hologic	Sigma-Aldrich
Life Technologies	Thermo Fisher Scientific
Mettler-Toledo	Varian Medical

Each year, Pearl Meyer & Partners evaluates the peer group for continued appropriateness for external executive compensation comparisons based on the primary selection criteria of similarity in industry and or products and services, revenue and market capitalization. The target range for both revenue and market capitalization is 50% to 200% of Waters revenue and market capitalization. Pearl Meyer & Partners also evaluates any changes to the ownership or business model of existing peer group companies. Varian Inc. was included in the 2008 peer group and excluded from the 2009 peer group due to the acquisition by Agilent. Invitrogen, a 2008 peer group company is represented in the 2009 peer group under its new name, Life Technologies. Based on this evaluation, both Hologic and Roper Industries were added to the 2009 core peer group. Two companies in the peer group, Agilent and Thermo Fisher, have revenues above the target range; however they have been consistently included in the core peer group because they are top competitors for Waters products.

The Hewitt Executive Compensation Survey provides a general industry perspective based on revenue scope for each named executive officer position. The CHiPS Executive and Senior Management Total Compensation Survey provides a high technology perspective based on revenue for each named executive officer position. Data from the survey sources and the peer companies are combined to develop a primary market composite.

In addition, a supplementary peer group is utilized by the Compensation Committee to provide a broader industry perspective. This peer group, referred to as the High Technology Peer Group, is composed of companies within high technology industries such as Medical Equipment and Devices, Pharmaceuticals, Biotechnology and Biopharmaceuticals and Software. Companies in this High Technology Peer Group also fall within the revenue and market capitalization target ranges described above. For the four quarters ending September 30, 2009 the median revenue for this peer group was $1,677,000,000 and the median market capitalization as of November 5, 2009 was of $4,410,000,000.

High Technology Peer Group Companies:

Autodesk	King Pharmaceuticals
C.R. Bard	Life Technologies
Beckman Coulter	McAfee
BMC Software	Millipore
Cadence Design Systems	ResMed
Citrix Systems	Sepracor
FLIR Systems	Varian Medical
Hologic

Using the same evaluation process described above, three companies that were in the High Technology Peer Group in 2008 were excluded from the peer group in 2009 due to significant changes as a result of acquisitions and mergers. These companies include Activision Blizzard, Barr Pharmaceuticals and Mylan. No new companies were added to this peer group for 2009 as the size of the group was determined sufficient for external executive compensation comparisons.

The table below summarizes the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers for the fiscal years ended December 31, 2009, 2008 and 2007, respectively.

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock		Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Option	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)	Awards ($)	($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	2009	$735,000	—	—	$0	$0	$141,761	$133,632	$1,010,393

	2008	$735,000	—	—	$0	$1,470,000	$105,232	$129,432	$2,439,664

	2007	$700,000	—	—	$0	$1,400,000	$264,092	$71,082	$2,435,174

Arthur G. Caputo Executive Vice President and President, Waters Division	2009	$450,000	—	—	$2,065,000	$0	$78,501	$16,032	$2,609,533

	2008	$450,000	—	—	$2,241,000	$810,000	$52,391	$161,187	$3,714,578

	2007	$410,000	—	—	$2,401,358	$738,000	$126,055	$8,082	$3,683,495

John A. Ornell Vice President Finance and Administration and Chief Financial Officer	2009	$360,000	—	—	$1,032,500	$0	$39,001	$54,379	$1,485,880

	2008	$360,000	—	—	$896,400	$450,000	$20,549	$100,435	$1,827,384

	2007	$338,000	—	—	$960,543	$422,500	$53,822	$16,431	$1,791,296

Mark T. Beaudouin Vice President, General Counsel and Secretary	2009	$360,000	—	—	$826,000	$0	$13,786	$54,379	$1,254,165

	2008	$360,000	—	—	$896,400	$450,000	$7,873	$95,472	$1,809,745

	2007	$338,000	—	—	$960,543	$422,500	$42,304	$25,191	$1,788,538

Elizabeth B. Rae Vice President, Human Resources	2009	$215,000	—	—	$619,500	$0	$12,227	$26,063	$872,790

	2008	$215,000	—	—	$672,300	$172,000	$7,230	$55,072	$1,121,602

	2007	$200,000	—	—	$706,282	$160,000	$26,708	$12,402	$1,105,392

(c)	Reflects the base salary earned by the executive officer during 2009, 2008 and 2007, respectively.

(f)	FASB ASC Topic 718 (formerly known as SFAS 123(R)), is the accounting standard used in determining the aggregate grant date fair value of the option awarded. The FASB ASC Topic 718 aggregate grant date fair value of the option awarded was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate this amount are disclosed in the Company’s Annual Reports for the fiscal years ended December 31, 2009, 2008 and 2007, respectively. The closing price of the Common stock on the grant dates December 9, 2009, December 10, 2008 and December 11, 2007 were $59.44, $41.20 and $77.94, respectively. Mr. Berthiaume declined to be considered for a grant in 2009, 2008 and 2007.

(g)	Reflects the incentive earned for 2009 and 2008 respectively, under the Company’s Management Incentive Plan. No incentive was earned for 2007.

(h)	Reflects the change in the annual aggregate estimated present value of accrued retirement benefits from both the frozen Waters Retirement Plan and the frozen Waters Retirement Restoration Plan for 2009, 2008 and 2007, for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae. There were no above market or preferential earnings on any non-qualified plan balances.

(i)	Reflects the matching contribution for the benefit of the named executive under the non-qualified Waters 401(k) Restoration Plan, the qualified 401(k) Plan, and for the dollar value of group term life insurance premiums paid by the Company on behalf of each named executive officer during 2009, 2008 and 2007. The matching contributions in 2009 for

Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $132,300, $14,700, $53,100, $53,100 and $25,395, respectively. The 2009 life insurance premiums paid by the Company on behalf of each named executive officer for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $1,332, $1,332, $1,279, $1,279 and $668, respectively. The matching contributions in 2008 for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae, were $128,100, $13,800, $32,077, $51,450 and $22,500, respectively. The 2008 life insurance premiums paid by the Company on behalf of each named executive officer for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $1,332, $1,332, $1,200, $1,200 and $622, respectively. Also included in 2008 is the one-time transition benefit associated with the freezing of pay credits under the Company’s Retirement Plan. The one-time transition benefits made in March, 2008 for Messrs. Caputo, Ornell, Beaudouin and Ms. Rae were $146,055, $67,158, $42,822 and $31,950 respectively. Mr. Berthiaume declined to participate in the transition benefit. The matching contribution in 2007 for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $69,750, $6,750, $15,330, $24,090 and $11,827, respectively. The 2007 life insurance premiums paid by the Company on behalf of each named executive officer for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae were $1,332, $1,332, $1,101, $1,101 and $575, respectively. The Company does not offer any perquisites for the exclusive benefit of the named executive officers.

(j)	Reflects the total of columns (c) through (i) for each executive officer for 2009, 2008 and 2007.

The table below sets forth the range of potential payouts under the Management Incentive Plan and specifies the grant of stock option awards to the named executive officers in the last fiscal year.

Grants of Plan-Based Awards

					All Other
					Option
					Awards:
		Estimated Future Payouts Under			Number of	Exercise or	Grant Date
		Non-Equity Incentive Plan Awards			Securities	Base Price	Fair Value
					Underlying	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)
Douglas A. Berthiaume		$183,750	$735,000	$2,756,250

Arthur G. Caputo	12/9/2009				100,000	$59.44	$2,065,000

		$101,250	$405,000	$1,417,500

John A. Ornell	12/9/2009				50,000	$59.44	$1,032,500

		$67,500	$270,000	$945,000

Mark T. Beaudouin	12/9/2009				40,000	$59.44	$826,000

		$54,000	$216,000	$756,000

Elizabeth B. Rae	12/9/2009				30,000	$59.44	$619,500
		$21,500	$86,000	$301,000

(c),	(d), (e) Reflects the range of payout under the Company’s Management Incentive Plan from threshold performance to maximum performance for 2009. Performance below threshold performance would result in no payout under the Management Incentive Plan. Pursuant to Section 162(m), the Management Incentive Plan has a $5,000,000 maximum payout limit.

(j)	Reflects the number of NSOs granted by the Compensation Committee on December 9, 2009. These options will vest 20% per year for five years. It was the intention of the Compensation Committee to grant a stock option award equal to 125,000 shares to Mr. Berthiaume in 2009; however, Mr. Berthiaume declined to be considered for an option grant in 2009.

(k)	Reflects the closing price of the common stock on the grant date of December 9, 2009.

(l)	FASB ASC Topic 718 is the accounting standard used in determining the aggregate grant fair value of the option awarded. The FASB ASC Topic 718 is aggregate grant date fair value of the option awarded was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate this amount are disclosed in the Company’s Annual Reports for the fiscal years ended December 31, 2009.

Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Based Awards Table

The non-equity incentive plan award payments, column (g) of the Summary Compensation Table, were earned under the Company’s Management Incentive Plan during fiscal 2009, 2008 and 2007. Incentive payments, if any, were based on exceeding the threshold requirements for operating income and the above target achievement of the fiscal year non-GAAP E.P.S. goals. The estimated future payouts under the non-equity incentive plan awards in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table represent the threshold, target and maximum payouts respectively for fiscal year 2009 under the Company’s Management Incentive Plan.

The NSO awards listed in column (j) of the Grants of Plan-Based Awards Table were granted pursuant to the Waters Corporation 2003 Equity Incentive Plan. These stock option awards were granted at a meeting of the Compensation Committee held on December 9, 2009. The exercise price of $59.44 is equal to the closing market price of the common stock on December 9, 2009. All stock option grants to Messrs. Caputo, Ornell, and Beaudouin and Ms. Rae vest at 20% per year for five years and have a ten-year term. There have been no re-pricings or modifications of stock option awards for the named executive officers.

There were no discretionary or guaranteed bonus payments to the named executive officers in fiscal 2009, 2008 or 2007.

Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is a party to an Executive Change of Control/Severance Agreement with the Company as discussed in the Payments Upon Termination or Change of Control section of this Proxy Statement.

The table below sets forth the outstanding equity awards classified as exercisable and unexercisable for each of the named executive officers as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan	Incentive Plan
			Incentive				Market	Awards:	Awards:
			Plan				Value of	Number of	Market or
			Awards			Number	Shares or	Unearned	Payout Value
	Number of	Number of	Number of			of Shares	Units of	Shares,	of Unearned
	Securities	Securities	Securities			or Units	Stock	Units or	Shares, Units
	Underlying	Underlying	Underlying	Option		of Stock That	That Have	Other Rights	or Other
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Not	That Have	Rights That
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Not Vested	Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	150,000	0	—	$47.12	12/8/2014	—	—	—	—

Douglas A. Berthiaume	150,000	0	—	$32.12	12/11/2013	—	—	—	—

	150,000	0	—	$36.25	12/12/2011	—	—	—	—

	100,000	0	—	$72.06	12/7/2010	—	—	—	—

	0	100,000	—	$59.44	12/9/2019	—	—	—	—

	20,000	80,000	—	$41.20	12/10/2018	—	—	—	—

	34,000	51,000	—	$77.94	12/11/2017	—	—	—	—

	60,000	40,000	—	$49.31	12/13/2016	—	—	—	—

Arthur G. Caputo	80,000	20,000	—	$38.99	12/2/2015	—	—	—	—

	125,000	0	—	$47.12	12/8/2014	—	—	—	—

	100,000	0	—	$32.12	12/11/2013	—	—	—	—

	60,000	0	—	$21.39	12/30/2012	—	—	—	—

	50,000	0	—	$72.06	12/7/2010	—	—	—	—

	0	50,000		$59.44	12/9/2019

	8,000	32,000	—	$41.20	12/10/2018	—	—	—	—

	13,600	20,400	—	$77.94	12/11/2017	—	—	—	—

	24,000	16,000	—	$49.31	12/13/2016	—	—	—	—

John A. Ornell	32,000	8,000	—	$38.99	12/2/2015	—	—	—	—

	50,000	0	—	$47.12	12/8/2014	—	—	—	—

	50,000	0	—	$32.12	12/11/2013	—	—	—	—

	40,000	0	—	$21.39	12/30/2012	—	—	—	—

	60,000	0	—	$36.25	12/12/2011	—	—	—	—

	40,000	0	—	$72.06	12/7/2010	—	—	—	—

	0	40,000		$59.44	12/9/2019

	8,000	32,000	—	$41.20	12/10/2018	—	—	—	—

	13,600	20,400	—	$77.94	12/11/2017	—	—	—	—

Mark T. Beaudouin	24,000	16,000	—	$49.31	12/13/2016	—	—	—	—

	32,000	8,000	—	$38.99	12/2/2015	—	—	—	—

	50,000	0	—	$47.12	12/8/2014	—	—	—	—

	30,000	0	—	$32.12	12/11/2013	—	—	—	—

	10,000	0	—	$21.05	4/1/2013	—	—	—	—

	0	30,000		$59.44	12/9/2019

	6,000	24,000	—	$41.20	12/10/2018	—	—	—	—

	10,000	15,000	—	$77.94	12/11/2017	—	—	—	—

Elizabeth B. Rae	18,000	12,000	—	$49.31	12/13/2016	—	—	—	—

	24,000	6,000	—	$38.99	12/2/2015	—	—	—	—

	15,000	0	—	$47.12	12/8/2014	—	—	—	—

	3,000	0	—	$32.12	12/11/2013	—	—	—	—

	4,500	0	—	$36.25	12/12/2011	—	—	—	—

	6,000	0	—	$72.06	12/7/2010	—	—	—	—

(b)	(c) Although it was the intention of the Compensation Committee to grant a stock option award to Mr. Berthiaume in 2005, 2006, 2007, 2008 and 2009, Mr. Berthiaume declined to be considered for an option grant in each of these years. The expiration date for all grants is ten years from the date of grant. The vesting schedule for all stock option grants is 20% per year for the first five years after grant. Grants with expiration dates of December 8, 2014 or earlier are 100% vested as of December 8, 2009. Vesting dates for annual grants with expiration dates after December 8, 2014 are December 2, December 13, December 11, December 10 and December 9, respectively. On the annual anniversary of each of these dates, an additional 20% of the total number of shares granted will vest until 100% of the original grant is vested on the fifth anniversary of the grant date.

The table below sets forth certain information regarding stock option awards exercised by the named executive officers during the last fiscal year.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Securities	Value Realized Upon	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)
Douglas A. Berthiaume	140,000	$5,220,072	—	—

Arthur G. Caputo	—	—	—	—

John A. Ornell	—	—	—	—

Mark T. Beaudouin	—	—	—	—

Elizabeth B. Rae	—	—	—	—

(a)	All of options exercised by Mr. Berthiaume had expiration dates of December 9, 2009.

The table below sets forth certain information regarding payments or other benefits at, following or in connection with retirement of the named executive officers.

Pension Benefits Fiscal Year 2009

		Number of
		Years of
		Credited	Present Value of	Payments During Last
Name	Plan Name	Service (#)	Accumulated Benefits ($)	Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
	Waters Corporation Retirement Plan	29.12	$296,055	—
Douglas A. Berthiaume
	Waters Corporation Retirement Restoration Plan	29.12	$1,607,067	—

	Waters Corporation Retirement Plan	32.19	$308,145	—
Arthur G. Caputo
	Waters Corporation Retirement Restoration Plan	32.19	$626,818	—

	Waters Corporation Retirement Plan	19.54	$193,189	—
John A. Ornell
	Waters Corporation Retirement Restoration Plan	19.54	$169,711	—

	Waters Corporation Retirement Plan	6.75	$49,768	—
Mark T. Beaudouin
	Waters Corporation Retirement Restoration Plan	6.75	$91,039	—

	Waters Corporation Retirement Plan	13.96	$93,354	—
Elizabeth B. Rae
	Waters Corporation Retirement Restoration Plan	13.96	$15,641	—

The present value of the accumulated benefit is calculated in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 715 Compensation — Retirement Benefits. Please refer to the footnotes in the Company’s Annual Report for the fiscal year ended December 31, 2009 for the Company’s policy and assumptions made in the valuation of this accumulated benefit.

The Waters Retirement Plan (“Retirement Plan”) is a U.S. defined benefit cash balance plan for eligible U.S. employees. The Waters Retirement Restoration Plan (“Retirement Restoration Plan”) is a U.S. unfunded, non-qualified plan which restores the benefits under the Waters Retirement Plan that are limited by Internal Revenue Service benefit and compensation maximums. As a cash balance plan, each participant’s benefit is determined based on annual pay credits and interest credits which are made to each participant’s notional account. Effective December 31, 2007, future pay credits to the Retirement and Retirement Restoration Plans on behalf of senior executives were discontinued and no further pay credits will be made on or after January 1, 2008. Interest credits will continue to apply. Interest credits are based on the one-year constant maturity Treasury Bill rate on the first business day in November of the preceding plan year plus 0.5%, subject to a 5.0% minimum and a 10.0% maximum rate.

A participant is not vested in the Retirement and Retirement Restoration Plans until completion of five years of service at which time the employee becomes 100% vested. The normal retirement age under the plans is age 65. Messrs. Berthiaume and Caputo are currently eligible for early retirement under the Retirement Plan and Retirement Restoration Plan. Under these plans, early retirement is defined as attainment of age 62 with at least 10 years of service. However, former participants of the Millipore Retirement Plan (a former parent company of Waters) are eligible for early retirement upon attainment of age 55 with at least 10 years of service. Messrs. Berthiaume and Caputo are former Millipore Retirement Plan participants.

The valuation method and material assumptions used in calculating the benefit reported in column (d) are disclosed in the Company’s Annual Report for the fiscal year ended December 31, 2009.

The table below summarizes the deferred compensation in the last fiscal year for the named executive officers.

Non-Qualified Deferred Compensation

	Executive	Registrant
	Contributions in	Contributions in	Aggregate	Aggregate	Aggregate
	Last	Last	Earnings in Last	Withdrawals/	Balance at Last
Name	FY ($)	FY ($)	FY ($)	Distributions ($)	FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Douglas A. Berthiaume	$132,300	$117,600	$1,067,898	—	$4,270,794

Arthur G. Caputo	—	—	$114,840	—	$760,607

John A. Ornell	$36,000	$33,900	$178,023	—	$721,821

Mark T. Beaudouin	$81,000	$33,900	$109,472	—	$534,314

Elizabeth B. Rae	$23,220	$8,520	$19,562	—	$89,535

(b)	Amounts in this column are also reported as salary (column(c)) or non-equity incentive compensation (column (g)) in the Summary Compensation Table.

(c)	Amounts in this column represent Company contributions to the 401(k) Restoration Plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table.

(d)	Amounts reported in this column reflect participant directed earnings in investment vehicles consistent with the qualified 401(k) Plan with the exception of Waters Corporation common stock, the Self-directed Brokeragelink Option and the Fidelity Managed Income Portfolio. These amounts are not included in the Summary Compensation Table because the earnings are not “above-market” or preferential.

(f)	The aggregate fiscal year-end balance reported for the 401(k) Restoration Plan includes the following amounts that were previously reported in the Summary Compensation Table as compensation for 2009, 2008, 2007 and 2006 for Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae: $761,993, $108,030, $243,290, $391,981 and $87,442, respectively.

All non-qualified deferred compensation contributions made by the named executive officer, or by the Company on behalf of the named executive officer, are made pursuant to the 401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to allow certain management and highly compensated employees to defer wages to a non-qualified retirement plan in addition to the amount permitted to be deferred under the 401(k) Plan ($16,500 in 2009 or $22,000 if age 50 or older). The 401(k) Restoration Plan is also intended to permit participants to receive the additional matching contributions that they would have been eligible to receive under the 401(k) Plan if the Internal Revenue Service limit on compensation for such plans, $245,000 in 2009, did not apply.

Payments Upon Termination or Change of Control

Messrs. Berthiaume, Caputo, Ornell, Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is party to an Executive Change of Control/Severance Agreement dated February 24, 2004 and amended February 27, 2008. Under the terms of their agreements, as amended, if any such executive’s employment is terminated without cause during the period beginning 9 months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), or such executive terminates his or her employment “for good reason” (as defined in the agreement) during the 18 month period following a change of control of the Company, such officer would be entitled to receive the following in a lump sum payment:

•	Two times the annual base salary;

•	Two times the greater of the annual accrued bonus in the year of termination or target bonus; and

•	Twenty-four months of continued insurance benefit coverage (life, accident, health and dental) substantially similar to the coverage he or she had been receiving prior to any such termination, or the premium equivalent.

The agreements further provide that the benefits will be supplemented by an additional payment to “gross up” the executive for any excise tax under the “golden parachute” excise tax provisions of the Code §§ 280G and 4999 to ensure that after the payments for change in control, the executive is in the same economic position as if the payment were not subject to an excise tax. This additional payment would be equal to the sum of the excise tax on any “parachute payment” and the additional tax attributable to the receipt of the gross-up payment.

In addition, under the terms and conditions of the named executive officers’ stock option agreements issued under the 1996 Long Term Performance Incentive Plan and the 2003 Equity Incentive Plan, in the event of a change in control, all of their outstanding and unvested stock options will fully accelerate and become fully exercisable.

If the employment of the named executive officer had been terminated without cause or any officer resigned for good reason on December 31, 2009 and within 18 months of a change in control, they would have received the following cash severance and incremental benefits (given retroactive effect to the changes made) based on the price per share as of December 31, 2009.

Potential Payments Upon Change-in-Control

	Cash Severance		Other Benefits
				In-the-
				Money		Total Value
	Base			Value of		of Change-
	Salary	Bonus		Accelerated		in-Control
	(2X Current	(2X Target	Benefits	Stock	Excise Tax	Related
Name	Base Salary)	Bonus)	Continuation	Options	Gross-Up	Benefits
Douglas A. Berthiaume	$1,470,000	$1,470,000	$33,122	$0	$0	$2,973,122

Arthur G. Caputo	$900,000	$810,000	$23,610	$2,878,200	$0	$4,611,810

John A. Ornell	$720,000	$540,000	$32,994	$1,176,480	$0	$2,469,474

Mark T. Beaudouin	$720,000	$432,000	$32,994	$1,151,280	$0	$2,336,274

Elizabeth B. Rae	$430,000	$172,000	$31,525	$863,460	$0	$1,496,985

The cash severance was calculated assuming the base salary and annual bonus target under the Management Incentive Plan for 2009, in effect on December 31, 2009. The benefit continuation payment is based on premium costs as of December 31, 2009.

The table below summarizes the director compensation for the Company’s independent directors in the last fiscal year.

Director Compensation Fiscal Year 2009

Name		Stock	Option	Non-Equity	Change in	All Other	Total ($)
	Fees Earned or	Awards ($)	Awards ($)	Incentive	Pension	Compensation ($)
	Paid in Cash ($)			Compensation ($)	Value and
					Non-Qualified
					Deferred
					Compensation
					Earnings ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Joshua Bekenstein	$62,000	$38,090	$72,485	—	—	—	$172,575
Michael J. Berendt, Ph.D.	$65,500	$38,090	$72,485	—	—	—	$176,075
Edward Conard	$68,000	$38,090	$72,485	—	—	—	$178,575
Laurie H. Glimcher	$60,500	$38,090	$72,485	—	—	—	$171,075
Christopher A. Kuebler	$62,000	$38,090	$72,485	—	—	—	$172,575
William J. Miller	$77,500	$38,090	$72,485	—	—	—	$188,075
JoAnn A. Reed	$68,000	$38,090	$72,485	—	—	—	$178,575
Thomas P. Salice	$90,500	$38,090	$72,485	—	—	—	$201,075

FASB ASC Topic 718 is the accounting standard used in determining the aggregate grant fair value of the option awarded. The FASB ASC Topic 718 aggregate grant date fair value of the option awarded was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate this amount are disclosed in the Company’s Annual Reports for the fiscal years ended December 31, 2009.

(c)	Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller, Salice, and Ms. Glimcher and Ms. Reed were each granted 1,000 restricted stock awards on January 2, 2009, with a FASB ASC Topic 718 fair value of $38.09 and a vesting date of January 30, 2012. The closing price of the common stock was $38.09 on January 2, 2009. On December 31, 2009, all Directors held 3,000 shares of unvested restricted stock.

(d)	Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller, Salice, and Ms. Glimcher and Ms. Reed were each granted 3,500 non-qualified stock options on January 2, 2009, with a FASB ASC Topic 718 fair value of $72,485 and a vesting schedule of 20% per year for five years. The closing price of the common stock on January 2, 2009 was $38.09 per share. The outstanding non-qualified stock options for Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller, Salice, Ms. Glimcher, and Ms. Reed on December 31, 2009, were 35,000, 35,000, 35,000, 15,000, 35,000, 31,000, 23,800 and 15,000 options, respectively.

There were no increases to Board compensation in 2009. Board compensation included a retainer of $50,000 for the year, paid quarterly and $1,500 for each Board and committee meeting attended. The lead director received an additional annual retainer of $5,000 resulting in a total annual retainer of $55,000. The annual retainer for the Audit Committee chairman was $10,000. The chairmen of both the Nominating and Corporate Governance and Compensation Committees each received a $5,000 annual retainer. As is our consistent practice, equity compensation of 1,000 restricted stock awards and 3,500 non-qualified stock options was granted on the first business day of the fiscal year. The exercise price of the stock option grant was equal to the closing price on the grant date.

All Directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are full-time employees of the Company receive no additional compensation or benefits for service on the Board or its committees.

The Compensation Committee utilizes an outside external consultant, Pearl Meyer & Partners, to provide advice on the structure of Director compensation. Pearl Meyer & Partners and the Compensation Committee utilize sources of data consistent with the executive compensation assessment which include the peer group of 14 publicly traded firms, as well as data from a broader group of 15 high technology companies with products and services, revenues and market capitalization similar to Waters. Based on the Pearl Meyer & Partners competitive assessment, the Board approved an increase in the lead director annual retainer from a total annual retainer of $55,000 to a total annual retainer of $65,000 for 2010. The Board also approved an increase to the Committee chairmen annual retainers. The Audit Committee Chairman annual retainer will increase from $10,000 to $15,000 and the Compensation and Nominating and Corporate Governance Committee chairmen annual retainer will increase from $5,000 to $7,500 for 2010. Based on the recommendation of Pearl Meyer & Partners to incorporate a value approach to equity grants to Directors, the restricted stock grant of 1,500 shares and a stock option grant of 4,000 shares were approved for each Board member. Consistent with prior practice, these equity grants were made on the first business day of the year, January 4, 2010. The exercise price of the stock option grant was equal to the closing price on January 4, 2010.

The Company also sponsors the 1996 Non-Employee Director Deferred Compensation Plan, which provides non-employee members of the Board with the opportunity to defer 100% of retainer, meeting and committee fees. Fees may be deferred in cash or invested in Waters common stock units. If a Director elects to defer his or her fees in Waters common stock units, the amount deferred is converted into common stock units by dividing the amount of fees payable by the average stock price of the Company’s common stock for the fiscal quarter. Fees deferred in cash are credited with an interest rate equal to the lesser of the Prime Rate plus 50 basis points or the maximum rate of interest that may be used without being treated as an “above market” interest rate under the SEC guidelines. Messrs. Bekenstein and Conard elected to defer fees into Waters common stock units in 2009. Ms. Reed elected to defer 2009 fees in cash.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Exchange Act. Based on these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mr. William J. Miller, Chairman	Mr. Joshua Bekenstein	Mr. Christopher A. Kuebler	Mr. Thomas P. Salice

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding beneficial ownership of Common stock as of March 17, 2010 by each person or entity known to the Company who owns beneficially five percent or more of the Common stock, by each named executive officer and Director nominee and all executive officers and Director nominees as a group.

	Amount and Nature of	Percentage of
	Beneficial	Outstanding
Name of Beneficial Owner	Ownership(1)	Common stock(1)

5% Stockholders
Massachusetts Financial Services Company(2)	10,770,810	11.60%
BlackRock, Inc.(3)	9,826,921	10.58%
Executive Officers and Directors
Mark T. Beaudouin(4)(5)	172,310	*
Douglas A. Berthiaume(4)(6)	3,323,585	3.56%
Arthur G. Caputo(4)	704,734	*
John Ornell(4)(7)	334,742	*
Elizabeth Rae(4)(8)	91,104	*
Joshua Bekenstein(4)(9)	55,200	*
Dr. Michael J. Berendt(4)	43,200	*
Edward Conard(4)(9)	51,200	*
Dr. Laurie H. Glimcher(4)	22,500	*
Christopher A. Kuebler(4)	13,200	*
William J. Miller(4)(9)	38,700	*
JoAnn A. Reed(4)	13,200	*
Thomas P. Salice(4)(9)(10)	78,100	*
All Directors and Executive Officers as a group (13 persons)	4,941,775	5.22%

*	Represents less than 1% of the total number of the issued and outstanding shares of common stock.

(1)	Figures are based upon 92,856,780 shares of common stock outstanding as of March 17, 2010. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of Common stock held by such stockholder or group which are exercisable within 60 days of March 17, 2010.

(2)	Amounts shown reflect the aggregate number of shares of common stock held by Massachusetts Financial Services Company based on information set forth in Schedule 13G/A filed with the SEC on February 5, 2010. Figures include 507,153 shares with sole power to vote or direct the vote, and 770,810 shares held by Massachusetts Financial Services Company and/or certain other non-reporting entities with sole power to dispose or to direct the disposition of shares. The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, MA 02116

(3)	Amounts shown reflect the aggregate number of shares of common stock held by BlackRock, Inc. and its subsidiaries, based on information set forth in Schedule 13G filed with the SEC on January 8, 2010. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 17, 2010 as follows: Mr. Beaudouin 167,600, Mr. Berthiaume 550,000, Mr. Caputo 529,000, Mr. Ornell 317,600, Ms. Rae 86,500, Mr. Bekenstein 27,700, Dr. Berendt 27,700, Mr. Conard 27,700, Dr. Glimcher 16,500, Mr. Kuebler 7,700, Mr. Miller 27,700, Ms. Reed 7,700 and Mr. Salice 23,700.

(5)	Includes 3,735 shares held in Mr. Beaudouin’s ESPP and 401K accounts.

(6)	Includes 69,000 shares held by Mr. Berthiaume’s wife, 306,359 shares held by a family limited partnership, 34,874 shares held in Mr. Berthiaume’s 401K Plan and 25,252 shares held in a family trust. Mr. Berthiaume disclaims beneficial ownership for the shares held by his wife, the shares held in a family trust and the shares held by a family limited partnership.

(7)	Includes 11,138 shares held in Mr. Ornell’s ESPP and 401K accounts and 3,000 shares held by his daughters for which Mr. Ornell disclaims beneficial ownership.

(8)	Includes 3,704 shares held in Ms. Rae’s ESPP and 401K accounts.

(9)	Excludes deferred compensation in the form of phantom stock, receipt of which may be, at the election of the Director, on a specified date at least six months in the future or upon his or her cessation of service as a Director of the Company.

(10)	Includes 3,000 shares held in Mr. Salice’s Individual Retirement Account and 3,200 shares held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Federal securities laws require the Company’s Directors, executive officers, and persons who own more than 10% of the common stock to file with the SEC, the New York Stock Exchange and the Secretary of the Company initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock.

To the Company’s knowledge, based solely on review of the copies of such reports and written representations furnished to the Company that no other reports were required, none of the Company’s executive officers, Directors and greater-than-ten-percent beneficial owners failed to file any such report on a timely basis during the fiscal year ended December 31, 2009.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the 2011 Annual Meeting of Stockholders anticipated to be scheduled on or about May 12, 2011, must be received by the Secretary of the Company at 34 Maple Street, Milford, Massachusetts 01757 in the following manner. Proposals that are submitted pursuant to Rule 14a-8 under the Exchange Act, and are to be considered for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting must be received by December 3, 2010. All other proposals must be received during the 60 to 90 day period preceding that meeting.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of our Annual Report, Proxy Statement or Notice is being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the stockholders.

We will undertake to deliver promptly upon written or oral request a separate copy our Annual Report, the Proxy Statement or Notice to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy our Annual Report, Proxy Statement or Notice, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one in the future, you may write to the Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757 or call the Vice President of Investor Relations of Waters at (508) 482-2349.

Waters
ANNUAL MEETING OF WATERS CORPORATION

Date:	Tuesday, May 11, 2010
Time:	11:00 A.M. (Eastern Time)
Place:	34 Maple Street, Milford, Massachusetts 01757
Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR the listed propositions.
1: To elect directors for the ensuing year and until their successors are elected.

01 Joshua Bekenstein	06 Christopher A. Kuebler
02 Michael J. Berendt, Ph.D.	07 William J. Miller
03 Douglas A. Berthiaume	08 JoAnn A. Reed
04 Edward Conard	09 Thomas P. Salice
05 Laurie H. Glimcher, M.D.

Vote For	Withhold Vote	*Vote For
All Nominees	From All Nominees	All Except

☐	☐	☐

* INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

Directors
Recommend
	For	Against	Abstain	ê

2: To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.	☐	☐	☐	For

3: To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

To attend the meeting and vote your shares in person, please mark this box.	☐

Authorized Signatures – This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Here

Please Sign Here	Please Date Here
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Waters
Annual Meeting of Waters Corporation
to be held on Tuesday, May 11, 2010
for Shareholders as of March 17, 2010
This proxy is being solicited on behalf of the Board of Directors
VOTE BY:

INTERNET	TELEPHONE

Go To	866-307-0858

www.proxypush.com/wat • Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Voting Instruction Form/Proxy Card ready.
	MAIL	• Follow the simple recorded instructions.

OR	• Mark, sign and date your Voting Instruction Form/Proxy Card.
• Detach your Voting Instruction Form/Proxy Card.
• Return your Voting Instruction Form/Proxy Card in the postage-paid envelope provided.
The undersigned hereby appoints Douglas A. Berthiaume and Mark T. Beaudouin, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Waters Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.
All votes must be received by 5:00 P.M., Eastern Time, May 10, 2010.
All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, May 7, 2010.

PROXY TABULATOR FOR

WATERS CORPORATION
c/o MEDIANT COMMUNICATIONS
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

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